Exhibit 107.1
Calculation of Filing Fee Table
F-3
(Form Type)
Barclays Bank PLC
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Debt	Global Medium-Term Notes, Series A	457(r) and Other	12,500,565.00	$45.525	$569,088,222.00	0.0001531	$87,127.41
(1) Calculated in accordance with Rule 457(c) as the average of the high and low prices reported in the consolidated reporting system on February 25, 2025
The pricing supplement to which this Exhibit is attached is a final prospectus for the related offering.